Exhibit 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
09/21/2017	Investors:	Mike Flores, 630-623-3519
	Media:	Terri Hickey, 630-623-5593

McDONALD'S RAISES QUARTERLY CASH DIVIDEND BY 7%

•	Quarterly cash dividend increases 7% to $1.01 per share - the equivalent of $4.04 annually

•	This increase reinforces management’s confidence in the Company’s long-term strategy and expectation to return between $22 and $24 billion to shareholders for the 3-year period ending 2019

OAK BROOK, IL - Today, McDonald's Board of Directors approved the Company's 41st consecutive annual dividend increase, raising the quarterly dividend 7% from $0.94 to $1.01 per share of common stock, payable on December 15, 2017 to shareholders of record at the close of business on December 1, 2017. This brings the fourth quarter dividend payout to approximately $800 million.

McDonald's President and Chief Executive Officer Steve Easterbrook said, “We continue to make progress in building a better McDonald's with our Velocity Growth Plan. Today's dividend increase reflects our confidence in the strength of the business and our ability to deliver sustained, long-term profitable growth for our system and our shareholders.”

Upcoming Communications

McDonald’s plans to release third quarter results before the market opens on October 24, 2017 and will host an investor webcast. This webcast will be broadcast live and available for replay for a limited time thereafter at www.investor.mcdonalds.com.

About McDonald's

McDonald’s is the world’s leading global foodservice retailer with approximately 37,000 locations in over 100 countries. Over 90% of McDonald’s restaurants worldwide are owned and operated by independent local business men and women.

Forward-Looking Statements

This release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company's filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K. The Company undertakes no obligation to update such forward-looking statements, except as may otherwise be required by law.
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